SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Telik, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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TELIK, INC

3165 Porter Drive

Palo Alto, CA 94304

Notice of Annual Meeting of Stockholders to be Held on May 26, 2005

To the Stockholders of Telik, Inc.:

Notice is Hereby Given that the Annual Meeting of Stockholders of Telik, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 26, 2005 at 11:00 a.m. local time at the Company’s office at 3165 Porter Drive, Palo Alto, CA 94304 for the following purposes:

(1)	To elect two directors to hold office until the 2008 Annual Meeting of Stockholders;

(2)	To ratify the selection of Ernst & Young LLP as Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2005; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 28, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ William P. Kaplan

William P. Kaplan

Secretary

Palo Alto, California

April 15, 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD ON RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TELIK, INC.

3165 Porter Drive

Palo Alto, CA 94304

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 26, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Telik, Inc., a Delaware corporation (“Telik” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 26, 2005, at 11:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s office at 3165 Porter Drive, Palo Alto, CA 94304. The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 2005 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock (“Common Stock”) beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on March 28, 2005, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 2005, the Company had outstanding and entitled to vote 51,960,638 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (even if the nominee has voted on another proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Unless a contrary direction is indicated, the proxy will be counted as affirmative votes for proposals 1 and 2.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.eproxyvote.com/telk/ to grant a proxy to vote their shares by means of the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder calling from the United States using a touch-tone telephone may also grant a proxy to vote shares by calling toll free 1-877-779-8683 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than using the Company’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares through the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares by telephone or via the Internet by contacting the web site shown on the instruction form received from your broker or bank.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 12:00 noon, Eastern Time on May 25, 2005. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3165 Porter Drive, Palo Alto, CA 94304, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for nominating a director and submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 9, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no sooner than January 13, 2006 and no later than February 13, 2006. Stockholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. A copy of the Company’s Amended and Restated Bylaws is available without charge upon written request to: Corporate Secretary, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors of the Company (the “Board of Directors” or the “Board”) shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such directors’ earlier death, resignation or removal.

The Board of Directors is presently composed of eight members. There are two directors, Drs. Cantrall and Goldring, in the class whose term of office expires in 2005. Each was previously elected by the stockholders. Drs. Cantrall and Goldring are nominated for re-election at the Annual Meeting, and if elected, each of the nominees will serve until the 2008 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The person nominated for election has agreed to serve if elected, and management has no reason to believe that this nominee will be unable to serve.

Set forth below is biographical information for each person nominated for election and for each person whose term of office as a director will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting

Edward W. Cantrall, Ph.D., has served as a director of the Company since May 2002 and is nominated for re-election. Dr. Cantrall has served as a consultant to biotechnology and genomics companies since May 1998. From November 1997 to May 1998, Dr. Cantrall served as Vice President and General Manager for Molecular Informatics, Inc., a subsidiary of the Perkin-Elmer Corporation, and prior to the acquisition of Molecular Informatics by Perkin-Elmer Corporation in November 1997, he served as President and Chief Executive Officer of Molecular Informatics. He was Chief Executive Officer and President of the National Center for Genome Resources from January 1995 to November 1996. From September 1986 to July 1994, Dr. Cantrall served as Vice President of Operations at Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company which was subsequently acquired by Wyeth Laboratories. He has served as a member of the Board of Managers of The Health Enterprise Group since 2000. His fields of expertise include pharmaceutical development and manufacturing. Dr. Cantrall holds a Ph.D. degree in organic chemistry from the University of Illinois and an MBA degree in industrial management from Fairleigh Dickinson University.

Steven R. Goldring, M.D., has served as a director of the Company since May 2002 and is nominated for re-election. Dr. Goldring has been a Professor of Medicine at Harvard Medical School and Chief of Rheumatology at Beth Israel Deaconess Medical Center since 1996. He has also served as the Director of the New England Baptist Bone and Joint Institute, in collaboration with the Beth Israel Deaconess Medical Center since its establishment in 1996. Dr. Goldring serves on the osteoporosis and rheumatology clinical advisory boards for Merck & Co., Inc. and Eli Lilly and Company, as well as an advisor to numerous biotechnology companies. He has established a clinical research program at Beth Israel Deaconess Medical Center. Dr. Goldring has served as a consultant or Principal Investigator in the pharmaceutical industry, foundation and NIH sponsored research programs and as a consultant to numerous biotechnology and pharmaceutical companies. He received his medical training at Peter Bent Brigham Hospital and the Massachusetts General Hospital and is the author of numerous scientific publications. Dr. Goldring holds an M.D. degree from Washington University School of Medicine.

Directors Continuing in Office Until the 2006 Annual Meeting

Stefan Ryser, Ph.D., has served as one of the Company’s directors since September 1998. Since April 2000, Dr. Ryser has served as a managing partner of Bear Stearns Health Innoventures L.P., a venture capital fund. Dr. Ryser is an employee of Bear Stearns & Co. and managing director of Bear Stearns Asset Management, which is a department of Bear Stearns & Co. Dr. Ryser served as Chief Executive Officer until April 2000, and has served as a member and delegate of the board of International Biomedicine Management Partners, Inc., a company that manages investments in biotechnology companies on behalf of International BM Biomedicine Holdings Inc., since January 1998. From January 1989 until December 1997, Dr. Ryser held various positions at F. Hoffmann-La Roche Ltd., a pharmaceutical company, including Scientific Assistant to the President of Global Research and Development, and was responsible for maintaining the scientific liaison between Hoffmann-La Roche and Genentech, Inc. From January 1991 until December 1997, Dr. Ryser served as a member of the Brussels-based senior advisory group of EuropaBio, a European biotechnology organization. Dr. Ryser is a director of Entelos, Inc. and Achillion Pharmaceuticals, Inc., both privately held biotechnology companies. Dr. Ryser holds a Ph.D. degree in molecular biology from the University of Basel.

Robert W. Frick has served as one of the Company’s directors since April 2003. From 1963 to 1974 and from 1976 until his retirement in 1988, Mr. Frick served in various capacities at Bank of America, including Vice Chairman of the Board of Directors, Chief Financial Officer, head of the World Banking Group for Bank of America, Managing Director of BankAmerica International, and President of Bank of America’s venture capital subsidiary. Mr. Frick currently serves on the Boards of Directors of several private companies including Charles Schwab Trust Company, Charles Schwab Bank, subsidiaries of The Charles Schwab Corporation and Lucas Film Limited. Mr. Frick is currently an Adjunct Professor of Business Strategy in the graduate business program at St. Mary’s College and serves as Chairman of a real estate management company. Mr. Frick holds a B.S. degree in Civil Engineering and an M.B.A. degree from Washington University in St. Louis, Missouri.

Mary Ann Gray, Ph.D. has served as one of the Company’s directors since August 2003. Currently, Dr. Gray is President of Gray Strategic Advisors, LLC and serves on the Board of Directors of Dyax Corporation. From 1999 to 2003, Dr. Gray was Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read and Kidder Peabody. Dr. Gray began her career as a scientist focused on new cancer drug development at Schering-Plough Corporation and NeoRx Corporation. Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont.

Directors Continuing in Office Until the 2007 Annual Meeting

Michael M. Wick, M.D., Ph.D., has served as the Company’s Chairman of the Board of Directors since January 2000. Dr Wick has served as the Company’s Chief Executive Officer since July 1999 and as the President since June 1998. Dr. Wick served as the Company’s Chief Operating Officer from December 1997 until June 1998, and as Executive Vice President, Research and Development, from December 1997 until June 1998. He has been one of the Company’s directors since December 1997. Prior to joining the Company in

December 1997, Dr. Wick was Senior Vice President of Research for CV Therapeutics, Inc., a public biotechnology company, from May 1995 until May 1997, and continued as a consultant until December 1997. Dr. Wick served as Executive Director of oncology/immunology and clinical research at Lederle Laboratories, from September 1990 until May 1995, and also directed the Cyanamid/Immunex joint oncology research program. Dr. Wick began his career at Harvard Medical School, where he served as an Associate Professor from July 1981 until June 1994 and Chief of the Melanoma Clinic and Laboratory of Molecular Dermatological Oncology at the Dana Farber Cancer Institute from September 1980 until September 1992. Dr. Wick holds a Ph.D. degree in chemistry from Harvard University and an M.D. degree from Harvard Medical School.

Richard B. Newman has served as one of the Company’s directors since April 2003. Since 1983, Mr. Newman has served as President and Chief Executive Officer of D&R Products Co., Inc., which designs, develops and manufactures orthopedic, vascular and other surgical medical devices and instruments for major medical device and instrument manufacturers in the United States and Europe. Mr. Newman obtained extensive experience in acquiring, operating and divesting industrial real estate and software businesses. Mr. Newman holds an AB degree from Harvard College and an LL.B. degree from Harvard Law School.

Herwig von Morzé, Ph.D., has served as one of the Company’s directors since August 2004. Dr. von Morzé is an International Patent Consultant specializing in pharmaceutical patent strategy, patent prosecution and pharmaceutical product life cycle management at Herwig von Morzé International Patent Consulting since January 2004. Dr. von Morzé was Co-Chair of Heller Ehrman’s Patent and Trademark Practice Group from 1999 to 2003. He has directed patent prosecution and enforcement programs in the pharmaceutical industry for more than 25 years. Dr. von Morzé holds a Ph.D. degree in Organic Chemistry from the University of Vienna, Austria.

Board of Directors Committees and Meetings

Independence of the Board of Directors and its Committees

The Nasdaq Stock Market listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors.

After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Wick, the Chairman of the Board and Chief Executive Officer of the Company.

As required under the Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with any director may address correspondence to the director in care of the Company at 3165 Porter Drive, Palo Alto, CA 94304.

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee, among other things: evaluates the performance, and assesses the qualifications, of the independent registered public accounting firm; determines and pre-approves the engagement of the independent registered public accounting firm to perform all proposed audit, review and attest services; reviews and pre-approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm for the ensuing year; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and to recommend whether or not such financial statements should be so included; and discusses with management and the independent registered public accounting firm the results of the annual audit and review of the Company’s quarterly financial statements.

Three directors comprise the Audit Committee: Drs. Cantrall and Ryser and Mr. Frick. The Audit Committee met seven times and acted once by written consent during the fiscal year ended December 31, 2004. The written Audit Committee Charter was amended and restated in February 2004, and it is attached as Appendix A to these proxy materials.

The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Dr. Cantrall qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. The Board of Directors made a qualitative assessment of Dr. Cantrall’s level of knowledge and experience based on a number of factors, including his formal education and his service in many executive capacities having financial oversight responsibilities. These positions include Chief Executive Officer, President and Vice President of Operations to, and member of the boards of directors of, a number of biotechnology and genomics companies, pursuant to which Dr. Cantrall has experience supervising the preparation of financial reports. In addition, Dr. Cantrall holds an M.B.A. For further information on Dr. Cantrall’s experience, please see his biography under “Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting” above.

Compensation Committee

The Compensation Committee of the Board of Directors reviews, modifies and approves the overall compensation strategy and policies for the Company. The Compensation Committee, among other things: reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s officers; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; determines and approves the compensation and other terms of employment of the other officers of the Company; administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs; and reviews and recommends to the Board of Directors appropriate insurance coverage for the Company’s directors and officers.

Three directors currently comprise the Compensation Committee: Drs. Ryser and Goldring and Mr. Newman. Each of the members of the Compensation Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met twice and acted once by a written consent during the fiscal year ended December 31, 2004.

Nominating Committee

The Nominating Committee of the Board of Directors is responsible for, among other things, identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing, evaluating and considering incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors.

Three directors comprise the Nominating Committee: Drs. Ryser and Gray and Mr. Newman. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met twice during the fiscal year ended December 31, 2004. The Nominating Committee has adopted a written Nominating Committee Charter, and it is attached as Appendix B to these proxy materials.

The Nominating Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Instead, in considering candidates for director, the Nominating Committee will generally consider all relevant factors, including among others the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, experience and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

The Nominating Committee uses its network of contacts (and those of other members of the Board of Directors) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). However, pursuant to its charter, the Nominating Committee also considers potential director candidates recommended by stockholders. All potential director candidates are evaluated based on the factors set forth above, and the Nominating Committee has established no special procedure for the consideration of director candidates recommended by stockholders.

The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating Committee at the following address: 3165 Porter Drive, Palo Alto, CA 94304 at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. The deadline for nominating a director for the 2006 Annual Meeting of Stockholders is December 16, 2005. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors met four times and acted once by a written consent during the last fiscal year. Independent Directors of the Board of Directors met once during the fiscal year ended December 31, 2004. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors held during the period for which he or she was a director. Each committee member attended 75% or more of the aggregate of the meetings of the committees on which he or she served, held during the period for which he or she was a committee member.

Attendance at Annual Meeting

It is the Company’s current policy to require directors to attend the Annual Meeting absent extraordinary circumstances. The 2004 Annual Meeting of Stockholders was attended by all members of the Board of Directors.

Stockholder Communications with the Board of Directors

The Nominating Committee of the Board of Directors of Telik has adopted a process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board may do so by sending a written communication addressed as follows: Telik Board Communication, c/o Stockholder Communications Officer, 3165 Porter Drive, Palo Alto, CA 94304. All communications must state the number of shares owned by the stockholder making the communication. Telik’s Stockholder Communications Officer (“SCO”) will review each communication and forward the communication to the Board of Directors, to any individual director to whom the communication is addressed, and/or to any other officer of the Company considered by the SCO to be appropriate.

Code of Ethics

The Company has adopted the Telik, Inc. Code of Conduct, a code of ethics with which every person who works for the Company is expected to comply. The Code of Conduct was filed with the Securities and Exchange Commission with the Company’s Annual Report on Form 10-K in 2004.

Report of the Audit Committee of the Board of Directors*

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon.

In this context, the Audit Committee met and held discussions with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the Company and its management, including the matters in the written disclosures that were received pursuant to the requirements of the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Audit Committee:

Edward W. Cantrall

Stefan Ryser

Robert W. Frick

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and has further directed management to submit to the stockholders for ratification the selection of an independent registered public accounting firm at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Shares represented by executed proxies will be voted, if no abstention or vote against is marked, for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fee Information

The following summarizes the fees billed by Ernst & Young LLP for the years ended December 31, 2004 and 2003:

	December 31,
	2004	2003
Audit Fees (1)	$454,000	$276,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$454,000	$276,000

(1)	Audit Fees were for services associated with the annual audit, the reviews of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and follow-on public offerings.

(2)	There were no audit-related fees for the fiscal years ended December 31, 2004 and 2003.

(3)	Tax Fees would be for services in connection with tax compliance, tax planning and tax advice. As stated above, the Company incurred no such fees in the fiscal years ended December 31, 2004 and December 31, 2003.

(4)	There were no other fees for services by Ernst & Young LLP for the fiscal years ended December 31, 2004 and December 31, 2003.

The charter of the Audit Committee requires that the Audit Committee pre-approve the engagement of the Company’s independent registered public accounting firm, Ernst & Young LLP, to perform all proposed audit, review and attest services, as well as engagements to perform any proposed permissible non-audit services. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. It is the Company’s practice to present any such proposed engagement to the Audit Committee for approval, either at a regularly scheduled or special meeting. All fees of Ernst & Young LLP were approved by the Audit Committee during the last fiscal year.

The Audit Committee has determined the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the Company’s executive officers, directors and key personnel.

Name	Age	Position
Executive Officers and Directors:
Michael M. Wick, M.D., Ph.D.	59	President, Chief Executive Officer and Chairman
Cynthia M. Butitta	50	Chief Operating Officer and Chief Financial Officer
Reinaldo F. Gomez, Ph.D.	59	Senior Vice President, Product Development
Marc L. Steuer	58	Senior Vice President, Business Development
Edward W. Cantrall, Ph.D.	73	Director
Robert W. Frick	67	Director
Steven R. Goldring, M.D.	61	Director
Mary Ann Gray, Ph. D.	52	Director
Richard B. Newman, Esq.	66	Director
Stefan Ryser, Ph.D.	45	Director
Herwig von Morzé, Ph.D.	67	Director

Key Personnel:
Gail L. Brown, M.D.	54	Senior Vice President and Chief Medical Officer
William P. Kaplan, Esq.	51	Vice President, Legal Affairs
James E. Keck, Ph.D.	48	Vice President, Biology Research
David W. Lair	47	Vice President, Finance and Clinical Operations
Robert T. Lum, Ph.D.	42	Vice President, Preclinical Development
Carlos A. Parra	52	Vice President, Quality
Steven R. Schow, Ph.D.	55	Vice President, Chemistry Research
Bhavender Sharma, Ph.D.	55	Vice President, Manufacturing
Jay P. Shepard	47	Vice President, Commercial Operations

Set forth below is biographical information for each of the executive officers and key personnel.

Biographical information about Drs. Cantrall and Goldring is included under the caption “Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting.” Biographical information about Drs. Gray and Ryser and Mr. Frick is included under the caption “Directors Continuing in Office Until the 2006 Annual Meeting.” Biographical information about Drs. Wick and von Morzé and Mr. Frick is included under the caption “Directors Continuing in Office Until the 2007 Annual Meeting.”

Cynthia M. Butitta has served as the Company’s Chief Operating Officer and Chief Financial Officer since March 2001. She has served as the Company’s Chief Financial Officer since August 1998. From September 1997 through February 2001, Ms. Butitta provided financial consulting services as a partner in Altair Capital Associates LLC, which she co-founded in November 1998, and Butitta Consulting Services LLC, which she founded in September 1997. From December 1995 until September 1997, Ms. Butitta was Vice President of Finance and Administration and Chief Financial Officer for Connetics, Inc., a biotechnology company. From June 1994 until December 1995, she was Vice President of Finance and Administration and Chief Financial Officer for InSite Vision, Inc., a biotechnology company. From June 2000 to February 2002, Ms. Butitta was a director of Catalyst Semiconductor, Inc., a semiconductor products company. Ms. Butitta holds a B.S. degree in business and accounting from Edgewood College and an M.B.A. degree in finance from the University of Wisconsin, Madison.

Reinaldo F. Gomez, Ph.D., has served as the Company’s Senior Vice President, Product Development since January 2002 and as Vice President, Product Development since September 2000. He served as the Company’s Vice President, Corporate Alliances from January 1998 until September 2000 and as Vice President, Research and Development from September 1996 until December 1997. From August 1995 to September 1996, Dr. Gomez served as the Company’s Vice President, Project Management. Dr. Gomez served as the Company’s Chief

Executive Officer from July 1992 to August 1995. He served as the Company’s President from May 1991 until August 1995, and as one of the Company’s directors from May 1991 until January 1997. Over a ten-year period prior to that, Dr. Gomez held various research positions at Genentech, Inc., a biotechnology company, including Vice President of Discovery Research. During his tenure at Genentech, Dr. Gomez directed that company’s major drug development effort for tissue plasminogen activator (t-PA), which led to the filing of the application for FDA marketing approval in 1986. He previously served on the faculty of the Massachusetts Institute of Technology (“MIT”) as Associate Professor in Nutrition and Food Science. Dr. Gomez received his B.S. and M.S. degrees in food science from the University of Florida and his Ph.D. in nutrition and food science from MIT.

Marc L. Steuer has served as the Company’s Senior Vice President, Business Development since October 2002. Prior to joining the Company, from 1994 to 2002, Mr. Steuer was associated with Pharmacyclics, Inc., a biotechnology company, most recently as Senior Vice President, Business Development. From 1992 to 1994, Mr. Steuer was with SciClone Pharmaceuticals, Inc., serving as Vice President, Finance and Chief Financial Officer and later as Executive Vice President, Business Development and Commercial Affairs. He also has held senior management positions at Pilkington Visioncare Group, a major division of Pilkington, plc, Syntex Corporation and international management consulting firms. Mr. Steuer holds B.S. and M.S. degrees in electrical engineering from Columbia University and an M.B.A. degree from New York University.

Gail L. Brown, M.D., has served as the Company’s Senior Vice President and Chief Medical Officer since November 2001. Dr. Brown has served as a consultant to the Company on matters related to clinical development of the Company’s product candidates since October 1998. Prior to joining the Company, Dr. Brown was a Managing Director at The Palladin Group, LP, and Tanager Capital Group, LLC, entities specializing in investment advisory services, from January 2001 to October 2001. She was a co-founder and partner of Altair Capital Associates LLC, specializing in biotechnology investment advisory services, from November 1998 to January 2001. Dr. Brown has served as a consultant and a member of clinical and scientific advisory boards at numerous public and private biotechnology companies from 1995 to 2001. She began her career at the Harvard Medical School, where she served on the faculty in the Department of Medicine, Division of Hematology and Oncology from 1980 to 1995. Dr. Brown received her M.D. degree from The University of Rochester School of Medicine and an M.B.A. degree in finance from St. Mary’s College of California School of Economics and Business Administration.

William P. Kaplan, Esq., has served as the Company’s Vice President, Legal Affairs since April 2003, and as the Company’s Corporate Secretary since May, 2003. Prior to joining the Company, Mr. Kaplan was Vice President, General Counsel and Corporate Secretary of iPrint Technologies, a developer of internet print technology. Prior to iPrint, Mr. Kaplan served as Vice President and General Counsel of Resumix, Inc., a publisher of enterprise human resources software subsequently acquired by Yahoo!. He also served as General Counsel of Netcom On-Line Communication Services, Inc., a major Internet service provider, and Ungermann-Bass, Inc., a global manufacturer of network and telecommunications equipment. Mr. Kaplan has practiced law since 1982. He holds a B.A. degree in mathematics from the University of California, Santa Barbara, and a Juris Doctor degree from the School of Law at the University of California, Davis.

James G. Keck, Ph.D., has served as the Company’s Vice President, Biology Research since May 2001. Prior to joining the Company, Dr. Keck served as a Senior Director of Discovery for GeneTrace Systems Inc., a biotechnology company, from March 2000 to April 2001. He served as President and Chief Scientific Officer of Strata Biosciences Incorporated, a biotechnology company for which he was the scientific founder and which subsequently merged with GeneTrace Systems Inc., from April 1999 to March 2000, and as Vice President of Research from September 1997 to April 1999. Prior to that, he served as head of the Protein Expression Department at Berlex Biosciences Inc., a biotechnology company, from July 1995 to August 1997. Dr. Keck holds an M.S. degree from North Carolina State University and a Ph.D. degree from University of Southern California.

David W. Lair has served as the Company’s Vice President of Finance and Clinical Operations since September 2003. He served as the Company’s Vice President of Finance since January 2003 and provided financial consulting services to the Company since September 2002. From June 2000 until September 2002, Mr. Lair was Vice President of Finance and Administration and Chief Financial Officer for Slam Dunk Networks, Inc., a

guaranteed transaction delivery service provider. From March 1999 until June 2000, Mr. Lair served as Vice President of Finance and Administration and Chief Financial Officer for Surfree.com, Inc., an internet service provider that merged with PSINet, Inc. From November 1996 until June 1998, Mr. Lair served as Vice President of Finance and Administration and Chief Financial Officer for NeTpower, Inc., a computer manufacturing company. Prior to joining NeTpower, Inc., Mr. Lair held significant financial positions with Silicon Graphics, Inc., MIPS Computer Systems, Inc. and Unisys Corporation. Mr. Lair holds a B.A. degree in economics from the University of California, Berkeley and an M.B.A. degree in finance from California State University, Hayward.

Robert T. Lum, Ph.D., has served as the Company’s Vice President, Preclinical Development since January 2002 and as Director, Medicinal Chemistry since January 2000. Dr. Lum joined the Company in February 1998 as Associate Director, Medicinal Chemistry. Prior to joining the Company, Dr. Lum served as Assistant Director, Medicinal Chemistry, at CV Therapeutics, Inc. from January 1994 to January 1998. Prior to 1994, he was a Scientist at Arris Pharmaceutical Corporation and an Associate Senior Investigator at Smithkline Beecham Corporation. Dr. Lum has authored numerous scientific publications and patents. Dr. Lum holds a Ph.D. degree in chemistry from the Massachusetts Institute of Technology and a B.S. degree from the University of California at Berkeley.

Carlos A. Parra has served as the Company’s Vice President, Quality since June 2002. Prior to joining the Company, from 1996 to 2002, Mr. Parra was Principal Partner of West Coast Associates, a firm he established to provide consulting services to pharmaceutical, biotechnology and medical device companies in the areas of quality management, cGMP compliance and validation. From 1976 until founding West Coast Associates, Mr. Parra held quality management positions of increasing responsibility at several companies including Genentech, Inc., Syntex Corporation, Abbott Laboratories, Somatogen, Inc. and InSite Vision, Inc. He holds a B.S. degree in microbiology from the University of Texas at El Paso.

Bhavender Paul Sharma, Ph.D., has served as the Company’s Vice President, Manufacturing since April 2002. Dr. Sharma, who has over 25 years experience in product development and manufacturing related to biotechnology and pharmaceuticals, was associated with CV Therapeutics, Inc. from 1994 to April 2002, most recently as Executive Director, Manufacturing and Process Development. Dr. Sharma began his career in 1976 as a Senior Chemical Engineer with Corning, Inc. At Corning and then at Genencor International, Inc., he served as a key team member or program leader in product commercialization and strategic planning roles. Dr. Sharma earned a B.Sc. degree in Chemical Engineering from Panjab University, India, an M.B.A. degree from Syracuse University and a Ph.D. degree in biochemical engineering from Rutgers University.

Steven R. Schow, Ph.D., has served as the Company’s Vice President, Chemistry Research since March 2000. He served as the Company’s Senior Director of Medicinal Chemistry from March 1998 until March 2000. Prior to joining the Company, Dr. Schow served as a Director of Medicinal Chemistry at CV Therapeutics, Inc., a biotechnology company, from May 1995 to March 1998. He served as a Senior Group Leader at Lederle Laboratories, a division of American Cyanamid from November 1991 until May 1995. Dr. Schow was a post doctoral fellow in organic chemistry at the University of California at Los Angeles and the University of Pennsylvania. Dr. Schow holds a Ph.D. degree in organic chemistry from the University of California at San Diego and a B.S. degree in chemistry from California State University, Los Angeles.

Jay P. Shepard has served as the Company’s Vice President, Commercial Operations since August 2002. Prior to joining the Company, from 1994 to 2002, Mr. Shepard held positions of increasing responsibility at Alza Pharmaceuticals, Inc. Most recently, he was Vice President of Alza’s Oncology Business Unit, responsible for a product line that included Doxil®. Prior to 1994, Mr. Shepard held product and sales management positions at Syntex and Ortho Pharmaceutical Corporation. He holds a B.S. degree in business administration from the University of Arizona, Tucson.

The Company’s executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed. There are no family relationships among any of the Company’s directors or executive officers. Dr. Brown, one of the Company’s key personnel, is the spouse of Dr. Wick, the Company’s President, Chief Executive Officer and Chairman. No director has a contractual right to serve as a member of the Company’s Board of Directors.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. All of the information in this table is as of March 1, 2005.

Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within sixty days of the date that information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of March 1, 2005, there were 51,946,638 shares of Telik common stock outstanding.

Beneficial Owner (1)	Number of Shares Owned (2)		Right to Acquire within 60 days (3)		Beneficial Ownership Total	Percent of Total

Entities affiliated with Delaware Management Holdings (4) 2005 Market Street, Philadelphia, PA 19103	2,825,299		—		2,825,299	5.44%

Michael M. Wick, M.D., Ph.D.	73,207	(5)	1,397,958	(6)	1,471,165	2.76%

Cynthia M. Butitta	21,074		302,083		323,157	*

Reinaldo F. Gomez, Ph.D.	125,231	(7)	270,833		396,064	*

Marc L. Steuer	—		125,000		125,000	*

Edward W. Cantrall, Ph.D.	24,000	(8)	16,979		40,979	*

Robert W. Frick	10,000		10,000		20,000	*

Steven R. Goldring, M.D.	—		16,979		16,979	*

Mary Ann Gray, Ph.D.	—		8,333		8,333	*

Richard B. Newman, Esq.	23,472	(9)	10,000		33,472	*

Stefan Ryser, Ph.D.	2,000		30,938		32,938	*

Herwig von Morzé, Ph.D	—		—		—	*

All executive officers and directors as a group (11 persons)	278,984		2,189,103		2,468,087	4.56%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 51,946,638 shares outstanding on March 1, 2005.

(2)	Excludes shares issuable pursuant to stock options exercisable within 60 days of March 1, 2005.

(3)	Shares issuable pursuant to stock options exercisable within 60 days of March 1, 2005.

(4)	Delaware Management Holdings is a holding company and Delaware Management Business Trust is an Investment advisor. Both entities may be deemed to beneficially own 2,825,899 shares.

(5)	Includes 46,816 shares held by Dr. Wick’s spouse.

(6)	Includes 339,583 shares issuable to Dr. Wick’s spouse pursuant to stock options exercisable within 60 days of March 1, 2005.

(7)	Includes 111,542 shares held by Dr. Gomez and his spouse as trustees of a family trust and 10,416 shares held by his children who reside with him.

(8)	Includes 10,000 shares held by Dr. Cantrall’s spouse and 4,000 shares held by Cantrall Children’s Trust.

(9)	Includes 15,000 shares held under the D&R Products Co., Inc. 401(k) and Profit Sharing Plan, of which Mr. Newman and his wife are trustees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity compensation plans approved by security holders	7,473,344	$13.04	1,647,876	(2)
Equity compensation plans not approved by security holders	0	N/A	0

Total	7,473,344	$13.04	1,647,876	(2)

(1)	Each year on January 1, until January 1, 2010, the aggregate number of shares of common stock that may be issued pursuant to stock awards under the 2000 Equity Incentive Plan is automatically increased by the lesser of 1,500,000 shares or 5% of the total number of shares of common stock outstanding on that date, or such lesser amount as may be determined by the Board of Directors. In addition, each year on January 1, until January 1, 2010, the aggregate number of shares of common stock that may be issued pursuant to stock awards under the 2000 Employee Stock Purchase Plan is automatically increased by the lesser of 150,000 shares or 1% of the total number of shares of common stock outstanding on that date, or such lesser amount as may be determined by the Board of Directors.

(2)	Includes 540,065 shares issuable under the 2000 Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations that no Forms 5 were required, the Company believes that all Forms 3, 4 and 5 required to be filed were filed on time during the fiscal year ended December 31, 2004.

EXECUTIVE COMPENSATION

Compensation of Directors

In 2004, each non-employee director of the Company was entitled to receive a quarterly cash compensation of $6,250 from the Company for serving on the Board of Directors. For the year ended December 31, 2004, the total cash compensation paid to non-employee directors was $137,500. At the request of Dr. Ryser, the Company donated to various charitable organizations the cash compensation payable to Dr. Ryser as a non-employee director of the Company. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board and Committee meetings in accordance with Company policy.

Each non-employee director of the Company also was entitled to receive stock option grants under the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Each person who is elected or appointed to serve as a non-employee director for the first time will be granted an option to purchase 20,000 shares of Common Stock upon such election or appointment. On the day following each Annual Meeting of Stockholders (or the next business day should such date be a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, is automatically granted under the Directors’ Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 5,000 shares of the Company’s Common Stock or an option to purchase an amount of shares prorated for the part of the year served as a non-employee director.

The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant (determined in accordance with the terms of the Directors’ Plan based on the closing sales price reported on the Nasdaq National Market). The options have a term of 10 years. Options granted under the Directors’ Plan vest as follows: 25% of the shares subject to the options will vest on the first anniversary of the grant date and the remainder will vest in equal monthly installments over the next three years. The vesting of each option will cease on the date the non-employee director holding such option ceases to provide services (whether as a director or consultant) to the Company or one of the Company’s affiliates. Options will terminate three months after the non-employee director’s service with the Company or its affiliates terminates. However, if such termination is due to the non-employee director’s death, or if the non-employee director dies within three months after his or her service terminates, the exercise period will be extended to 18 months following death. No option shall be exercisable after the expiration of 10 years from the date it was granted. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving the Company, the options outstanding under the Directors’ Plan may be assumed or substituted by the surviving entity. Otherwise, the vesting of the options held by those directors whose continuous service has not terminated shall accelerate in full and the options will terminate if not exercised at or prior to such change of control transaction.

On May 13, 2004, the Company granted options covering 5,000 shares to each of Drs. Cantrall, Goldring, Gray and Ryser and Messrs. Frick and Newman at an exercise price of $23.25 per share. On August 26, 2004, the Company granted 20,000 shares to Dr. von Morzé with an exercise price of $18.60 per share for his appointment to the Board. The exercise price per share for each option is equal to the fair market value of the Company’s Common Stock on the date of grant (determined in accordance with the terms of the Directors’ Plan based on the closing sales price reported on the Nasdaq National Market).

As of March 1, 2005, options to purchase a total of 195,000 shares of the Company’s Common Stock were outstanding under the Directors’ Plan. As of March 1, 2005, options covering 48,541 shares had been exercised under the Directors’ Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table sets forth, for the fiscal years ended December 31, 2004, 2003 and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its three other most highly compensated executive officers at December 31, 2004 (the “Named Executive Officers”). There were no other executive officers during this period.

						Long-Term Compensation
		Annual Compensation				Securities Underlying Options		All Other Compensation ($)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)
Michael M. Wick President, Chief Executive Officer and Chairman	2004 2003 2002	475,000 455,000 425,000		475,000 525,000 140,000		300,000 75,000 150,000	(2)	— — —

Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	2004 2003 2002	330,000 310,000 290,000		275,000 275,000 110,000		200,000 50,000 100,000	(3)	— — —

Reinaldo F. Gomez Senior Vice President, Product Development	2004 2003 2002	300,000 275,000 250,000		110,000 100,000 75,000		150,000 50,000 100,000	(4)	— — —

Marc L. Steuer Senior Vice President, Business Development	2004 2003 2002	288,750 275,000 64,695	(6)	75,000 68,750 25,000	(5) (6)	— — 200,000		— — —

(1)	These bonuses, which were awarded for and accrued in the year noted, were paid in the following year, except for two bonuses paid to Mr. Marc L. Steuer as stated in notes (5) and (6).

(2)	Consists of 150,000 options granted on January 22, 2004 which related to performance during 2003 and 150,000 options granted on December 10, 2004 which related to performance during 2004.

(3)	Consists of 100,000 options granted on January 22, 2004 which related to performance during 2003 and 100,000 options granted on December 10, 2004 which related to performance during 2004.

(4)	Consists of 75,000 options granted on January 22, 2004 which related to performance during 2003 and 75,000 options granted on December 10, 2004 which related to performance during 2004.

(5)	Consists of $68,750 bonus earned in 2003 of which $25,000 was paid in 2003 pursuant to the terms of his employment agreement and the balance of $43,750 accrued in 2003 but paid in 2004.

(6)	Mr. Marc L. Steuer joined the Company as Senior Vice President, Business Development on October 7, 2002 and received a sign-on bonus of $25,000.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its employees, including executive officers, under its 2000 Equity Incentive Plan (the “Incentive Plan”). As of March 1, 2005, options to purchase a total of 6,538,339 shares were outstanding under the Incentive Plan and options to purchase 2,082,571 shares remained available for grant thereunder. Prior to the Company’s initial public offering, the Company granted options to its employees, including executive officers, under its 1996 and 1988 Stock Option Plans, which both terminated as of the effective date of the initial public offering, and outside the plans. Since the initial public offering, no new stock options have been granted under the 1996 and 1988 Stock Option Plans. As of March 1, 2005, 1,199,665 shares were outstanding under the 1996 Stock Option Plan and no shares were outstanding under the 1988 Stock Option Plan and outside the plans. Options generally vest over a four-year period. Generally, 25% of the initial option grant vests on the one-year anniversary of employment, or 50% of the initial option grant vests on the two-year anniversary of employment, and the remainder vests in a series of equal monthly installments during the remainder of the initial four years of service. The exercise price per share is equal to the fair market value of the Company’s Common Stock on the date of grant, as determined in accordance with the provisions of the Incentive Plan based on the closing prices for the Company’s Common Stock on the Nasdaq National Market. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving the Company, the options outstanding under the Company’s option plans may be assumed or substituted by the surviving entity. Otherwise, the vesting of the options outstanding under the Incentive Plan and the 1996 Stock Option Plan, held by those participants whose continuous service has not terminated, shall accelerate in full and the options will terminate if not exercised at or prior to such change of control transaction, while the options outstanding under the 1988 Stock Option Plan will terminate without acceleration.

The following tables set forth, for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%)(1)	Exercise of Base Price ($/sh)(2)	Expiration Date
						5% ($)	10% ($)
Michael M. Wick President, Chief Executive Officer and Chairman	150,000 150,000	(4) (4)	6.0 6.0	24.13 18.86	1/22/2014 12/10/2014	2,276,284 1,779,143	5,768,551 4,508,697

Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	100,000 100,000	(4) (4)	4.0 4.0	24.13 18.86	1/22/2014 12/10/2014	1,517,523 1,186,095	3,845,701 3,005,798

Reinaldo F. Gomez Senior Vice President, Product Development	75,000 75,000	(4) (4)	3.0 3.0	24.13 18.86	1/22/2014 12/10/2014	1,138,142 889,571	2,884,275 2,254,349

Marc L. Steuer Senior Vice President, Business Development	0		—	—	—	—	—

(1)	The percentage of total options was calculated based on options to purchase an aggregate of 2,500,500 shares of Common Stock granted to employees under the Company’s stock option plans in 2004.

(2)	All options were granted at the fair market value of the Common Stock on the date of grant based on the closing prices for the Common Stock on the Nasdaq National Market.

(3)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price.

(4)	Fifty percent (50%) of the options will vest on the second anniversary of the date of grant and the remaining fifty percent (50%) will vest ratably on a monthly basis over the following two years thereafter.

Aggregated Option Exercises in Last Fiscal Year,

and Fiscal Year End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2004(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2004($) Exercisable/Unexercisable(2)
Michael M. Wick President, Chief Executive Officer and Chairman	—	—	1,005,250/418,750	$15,380,898/$1,028,563

Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	6,771	117,612	264,583/360,417	3,897,464/1,474,661

Reinaldo F. Gomez Senior Vice President, Product Development	11,667	297,625	243,750/300,000	4,099,750/1,308,000

Marc L. Steuer Senior Vice President, Business Development	—	—	108,333/91,667	751,831/636,169

(1)	The value realized is based on the fair market value of the Common Stock on the date of exercise minus the exercise price, based on the closing prices for the Common Stock on the Nasdaq National Market.

(2)	Amounts shown in the value of unexercised in-the-money options at December 31, 2004 column are based on the fair market value of $19.14 per share, representing the closing price on the Nasdaq National Market on December 31, 2004, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the aggregate exercise price payable for these shares.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

The Company entered into an employment agreement with Michael M. Wick, M.D., Ph.D. in August 1999 upon his promotion to the position of Chief Executive Officer. In December 1999, Dr. Wick was elected Chairman of the Board of Directors which became effective in January 2000. Either the Company or Dr. Wick may terminate his employment at any time for any reason. If Dr. Wick is terminated without cause, he is entitled to receive as severance continued payment of his base salary and health care benefits for twelve months. The monthly vesting of stock options will also continue for the same twelve months.

In February 2003, the Company adopted a Change of Control Severance Benefit Plan (the “Severance Plan”). The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and certain Senior Vice Presidents, Vice Presidents and other officers specified by the Board of Directors, the Compensation Committee

or the Chief Executive Officer are eligible to participate in the Severance Plan. The Severance Plan provides for benefits in the event that an eligible individual’s employment with the Company is terminated, voluntarily or involuntarily without cause within one year after a change of control of the Company. Currently, under the Severance Plan, Dr. Wick, as the Chief Executive Officer, is eligible to receive (A) 100% of accelerated vesting of stock options, (B) payment of the equivalent of 200% of the sum of his annual base salary and either (1) the cash bonus actually paid for the previous year or (2) the cash bonus targeted to be received for the then current year, whichever is higher and (C) continuation of health benefits for up to 24 months. Dr. Wick’s benefits under the Severance Plan, when applicable, will supersede the severance benefits under his employment contract. The other Named Executive Officers may be eligible to receive (A) 100% of accelerated vesting of stock options, (B) payment of the equivalent of 100% of the sum of their annual base salary and either (1) the cash bonus actually paid for the previous year or (2) the cash bonus targeted to be received for the then current year, whichever is higher and (C) continuation of health benefits for up to 12 months. Included in the Severance Plan is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the change of control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION*

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for setting and administering the policies which govern executive salaries, bonuses (if any) and stock ownership programs. The Committee is currently composed of three non-employee directors.

Compensation Philosophy

The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer (“CEO”) and the other executive officers of the Company based upon a number of factors, including the achievement of corporate goals, individual performance and contribution to the attainment of corporate performance goals and comparisons with other biopharmaceutical companies. The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To support this compensation philosophy, the Committee has established a compensation package consisting of three elements: (i) salary; (ii) stock options; and (iii) bonus.

Base Salary.    The salaries of executive officers are not determined by the Company’s achievement of specific corporate performance criteria. Instead, the Committee determines the salaries for executive officers based upon review of the individual’s performance, levels of responsibility, prior experience, breadth of knowledge and a review of professional compensation reports and other salary surveys. The compensation reports and surveys focus upon biopharmaceutical companies, such as those that make up the Nasdaq Biotechnology Index. Based upon this information, the salaries of executive officers are set at what the Committee believes to be competitive levels relative to other biopharmaceutical companies.

Stock Option Grants.    The stock option grants of executive officers also are not determined by the Company’s achievement of specific corporate performance criteria. The executive officers’ stock options are set at what the Committee believes to be competitive levels, based upon the information noted above and after consideration of the number of stock options authorized for issuance and the total number of stock options to be awarded.

In determining an officer’s total compensation, including the CEO’s, the Committee subjectively evaluates such factors as the individual’s performance and contribution to the attainment of corporate performance goals.

Bonuses.    Based on the reports and surveys of biopharmaceutical companies described above, bonuses are set at what the Committee believes to be competitive levels. However, payment of bonuses is also linked to the attainment of specified corporate goals, which the Committee sets at the meeting during which management presents the financial plan for the next year. Among other things, the attainment of these goals determines whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 2004, the corporate performance goals, in order of importance, related to: (i) completion of enrollment in the ASSIST-1 Phase 3 Telcyta clinical trial in advanced ovarian cancer (ii) initiation of the ASSIST-2 Phase 3 Telcyta NSCLC clinical trial; (iii) initiation of the ASSIST-3 Phase 3 Telcyta second-line platinum refractory or resistant ovarian cancer trial; (iv) initiation of a Phase 2 Telintra clinical trial; (v) completion of activities related to corporate governance compliance; (vi) completion of activities related to CMC readiness for a potential NDA Filing in 2005, including the completion of the Telcyta registration batches; and (vii) identification and initiation of safety studies related to the Company’s next IND candidate. The Committee sets the bonus for each executive officer based on the Committee’s evaluation of the individual’s performance. The Committee has determined that the specified corporate goals have been attained for services rendered in 2004.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Corporate Performance and CEO Compensation

The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the Company’s CEO, Michael M. Wick, M.D., Ph.D. The CEO is not present during the voting or deliberations related to his compensation.

CEO’s Base Salary.    The Committee reviews and establishes the base salary for Dr. Wick based on compensation data for comparable companies and the Committee’s assessment of his past performance and its expectations as to his future contributions in directing the Company’s long-term success. Dr. Wick’s base salary was increased from $455,000 in 2003 to $475,000 in 2004 and currently remains the same in 2005.

CEO’s Stock Option Grants.    The Committee determined that, based upon Dr. Wick’s performance in 2004, it was appropriate to grant Dr. Wick a stock option to purchase 150,000 shares of Common Stock at $18.86 per share, which grant was approved on December 10, 2004 for services provided in 2004. In addition, on January 6, 2005, Dr Wick was granted a stock option to purchase 125,000 shares of Common Stock at $18.93 per share for services provided in 2004. Fifty percent of the shares subject to these grants will vest two years from the date of grant, and thereafter the remainder will vest in equal monthly installments over the next two years. The Committee believes that these stock options granted to Dr. Wick are necessary to maintain the overall competitiveness of his compensation package and to maintain the strength of the alignment of his interest with those of the Company’s stockholders. The Committee intends to continue to monitor Dr. Wick’s compensation levels in light of his performance and the compensation level of executives at comparable companies.

CEO’s Bonus.    The Committee determined that it was appropriate to award Dr. Wick a bonus in the amount of $475,000 for services provided to the Company in 2004. As with other executive officers, total compensation was based, in part, on the Company’s accomplishments and Dr. Wick’s contributions, including completion of enrollment in the ASSIST-1 Phase 3 Telcyta clinical trial in advanced ovarian cancer, initiation of the ASSIST-2 Phase 3 Telcyta NSCLC clinical trial, initiation of the ASSIST-3 Phase 3 Telcyta second-line platinum refractory or resistant ovarian cancer trial, initiation of a Phase 2 Telintra clinical trial, completion of activities related to corporate governance compliance, completion of activities related to CMC readiness for a potential NDA filing in 2005, including the completion of the Telcyta registration batches, and identification and initiation of safety studies on the Company’s next IND candidate. The Committee determined that the specified corporate goals were attained for services rendered in 2004.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Internal Revenue Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance based compensation.”

The Compensation Committee:

Stefan Ryser

Steven F. Goldring

Richard B. Newman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee consists of three outside directors: Drs. Ryser and Goldring and Mr. Newman. None of the members of the Compensation Committee is currently or has been at any time one of the Company’s officers or employees.

PERFORMANCE MEASUREMENT COMPARISON*

The following graph shows the total stockholder return of an investment of $100 in cash on August 11, 2000 for: (i) the Company’s Common Stock; (ii) the Nasdaq U.S. Index; and (iii) the Nasdaq Pharmaceutical Stocks Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

	August 11, 2000	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
Telik, Inc.	$100	$94	$191	$165	$326	$271
Nasdaq U.S. Index	100	65	51	36	53	58
Nasdaq Pharmaceutical Stocks Index	100	91	78	50	73	78

Source: Nasdaq.com

*	The material in this section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

Gail L. Brown, M.D., the spouse of Dr. Wick, the Company’s President, Chief Executive Officer and Chairman, joined the Company as a Senior Vice President and Chief Medical Officer on November 26, 2001. Dr. Brown’s compensation in 2004 included an annual salary of $375,000, an option grant of 125,000 shares at an exercise price of $24.13 per share and a bonus award in the amount of $375,000 for services provided to the Company in 2003. On December 10, 2004, Dr. Brown was granted an additional option to purchase 125,000 shares at an exercise price of $18.86 per share. In 2005, Dr. Brown received an option grant of 75,000 shares at an exercise price of $18.93 per share and a bonus in the amount of $375,000 for services provided to the Company in 2004. Options granted to Dr. Brown in 2004 and 2005 shall vest as follows: fifty percent of the shares subject to the options vests on the second anniversary of the date of grant, and the remaining fifty percent vests ratably on a monthly basis over the following two years. As an executive, Dr. Brown is eligible to participate in the Company’s Change of Control Severance Benefit Plan as described under “Employment, Severance and Change of Control Agreements” section of this proxy statement.

The Company has entered into indemnification agreements with its directors and certain officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into those agreements with its future directors and officers.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Telik stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to: Controller, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304, or contact our Controller at (650) 845-7700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ William P. Kaplan

William P. Kaplan

Secretary

April 15, 2005

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission is available without charge upon written request to: Corporate Secretary, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304.

APPENDIX A

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

PURPOSE AND POLICY

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of Telik, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (the “Auditors”). The Committee shall also provide oversight assistance in connection with the Company’s legal, regulatory and ethical compliance programs as established by management and the Board. The Committee shall also be designated as the Company’s Qualified Legal Compliance Committee (the “QLCC”) within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the “Rules of Professional Conduct”). The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the Auditors and the Company’s financial management.

COMPOSITION

The Committee shall consist of at least three members of the Board. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company.

AUTHORITY

The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have authority to initiate investigations, to provide notices, including notices to the Securities and Exchange Commission (the “SEC”), to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a QLCC. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

RESPONSIBILITIES

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Retention of Auditors.    To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders.

2. Approval of Audit Engagements.    To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to pre-approval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services.    To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to pre-approval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

4. Auditor Conflicts.    At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

5. Audited Financial Statement Review.    To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included.

6. Annual Audit Results.    To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

7. Quarterly Results.    To review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the SEC of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

8. Management’s Discussion and Analysis.    To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

9. Press Releases.    To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

10. Risk Assessment and Management.    To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

11. Management Cooperation with Audit.    To evaluate the cooperation received by the Auditors during their audit examination, including a review with the Auditors of any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

12. Management Letters.    To review and discuss with the Auditors and, if appropriate, management, any management letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

13. Disagreements Between Auditors and Management.    To review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

14. Internal Control Over Financial Reporting.    To confer with management and the Auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies.

15. Separate Sessions.    Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

16. Correspondence with Regulators.    To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

17. Complaint Procedures.    To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18. Regulatory and Accounting Initiatives.    To review with management, counsel and the Auditors, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

19. Ethical Compliance.    To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Conduct, including review and approval of related-party transactions as required by Nasdaq rules and review of updates to the Code of Conduct.

20. Investigations.    To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

21. Proxy Report.    To prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

22. Annual Charter Review.    To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

23. Report to Board.    To report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

24. Procedures for Receipt of Attorney Report.    To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

25. QLCC Responsibilities.    To carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

26. General Authority.    To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

APPENDIX B

CHARTER OF THE NOMINATING COMMITTEE

ORGANIZATION

The Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Telik, Inc., a Delaware corporation (the “Company”), shall consist of at least two members of the Board. No Committee member shall be an employee of the Company, and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market (“Nasdaq”), when and as required by Nasdaq. The members of the Committee shall be appointed by the Board.

STATEMENT OF POLICY

The purpose of the Committee shall be to (i) identify, review and evaluate candidates to serve as directors of the Company and review and evaluate incumbent directors; (ii) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (iii) recommend to the Board for selection candidates to the Board; and (iv) make other recommendations to the Board regarding affairs relating to the directors of the Company.

OPERATING PRINCIPLES AND PROCESSES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•	Resources – The Committee shall be authorized to access such internal and external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Reporting to the Board – The Committee shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board.

RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Delaware General Corporation Law, each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

•	Director Nominations – The Committee has the responsibility of identifying, reviewing and evaluating candidates to serve on the Company’s Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The Committee shall also have the primary responsibility for reviewing, evaluating and considering the recommendation for nomination of incumbent directors for reelection to the Board, as well as monitoring the size of the Board. The Committee shall also or recommend to the Board for selection candidates to the Board. The Committee shall also have the power and authority to consider recommendations for Board nominees and proposals submitted by the Company’s stockholders and to establish any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board of Directors, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.

B-1

•	Board Assessment – The Committee shall periodically review, discuss and assess the performance of the Board, including Board committees, seeking input from senior management, the full Board and others. The assessment shall include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and/or management believe contributions could be improved, and overall Board composition and makeup, including the reelection of current Board members. The factors to be considered shall include whether the directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment, skills and expertise appropriate for the Company. The Committee shall also consider and assess the independence of directors, including whether a majority of the Board continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by Nasdaq. The results of these reviews shall be provided to the Board for further discussion as appropriate.

MEETINGS

The Committee will hold at least one regular meeting per year and additional meetings, as the Committee deems appropriate.

REPORTS

The Committee will report to the Board from time to time, or whenever so requested by the Board.

B-2

APPENDIX C

PROXY

DETACH HERE ZTEL52

FORM OF PROXY

TELIK, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders

to Be Held on May 26, 2005

The undersigned hereby appoints Michael M. Wick, Cynthia M. Butitta and Reinaldo F. Gomez and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Telik, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Telik, Inc. to be held at the offices of Telik, Inc. at 3165 Porter Drive, Palo Alto, CA 94304 on Thursday, May 26, 2005 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a Contrary Direction Is Indicated, this Proxy Will Be Voted for Proposal 1 and for Proposal 2,

As More Specifically Described in the Proxy Statement. If Specific Instructions Are Indicated,

this Proxy Will Be Voted in Accordance Therewith.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED? DO YOU HAVE ANY COMMENTS?

TELIK, INC.

C/o EQUISERVE TRUST COMPANY, N.A. P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-lnternet

Vote-by-Telephone

Log on to the Internet and go to http://www.eproxyvote.com/telk

OR

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Please mark votes as in this example.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZTEL51

3789

The Board of Directors recommends a vote “FOR” Proposal 1.

The Board of Directors recommends a vote “FOR” Proposal 2.

TELIK INC.

1. To elect two directors, (01) Edward W. Cantrall, Ph.D., and (02) Steven R. Goldring, M.D., to hold office until the 2008 Annual Meeting of Stockholders.

FOR WITHHELD

2. To ratify the selection of Ernst & Young LLP as Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2005.

FOR AGAINST ABSTAIN

For all nominee(s) except as written above

Please Vote, Date and Promptly Return this Proxy in the Enclosed Return Envelope Which Is Postage Prepaid If Mailed in the United States.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

Please sign this proxy exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is partnership, please sign in partnership name by authorized person.

Signature:

Date:

Signature:

Date: